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                                                                EXHIBIT 10.24


                             EMPLOYMENT AGREEMENT

                THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made this 10th day of March, 1995, effective as of March, 6, 1995, (the "Effective Date"), by and between DCR COMMUNICATIONS, INC., a Maryland corporation (hereinafter referred to as the "Employer"), and Barry C. Winkle (hereinafter referred to as the "Employee").

                                  WITNESSETH

                WHEREAS, the Board of Directors of the Employer has determined that it is to the advantage and interest of the Employer to avail itself of the Employee's services in connection with the business of the Employer; and

                WHEREAS, the Employee desires to accept employment with the Employer upon the terms and conditions contained herein.

                NOW THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties do hereby covenant and agree as follows:

                1.     AGREEMENT.

                       This Agreement constitutes the entire understanding of the parties relating to the transactions outlined herein and conclusively supersedes all prior writings and understandings, whether oral or written, with respect hereto.


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                2.     DEFINITIONS.

                       Unless otherwise expressly stated herein, the following words or phrases shall be defined as set forth below:

                A. Good Cause. "Good Cause" shall be deemed to exist upon written notice from the Board of Directors to the Employee of the occurrence of any of the following, as determined in the sole and absolute discretion of the Board of Directors:

                       (1) Employee's negligence or willful misconduct which is injurious to the Employer's business affairs;

                       (2) Employee's breach of any material provision of this Agreement;

                       (3) Employee's conviction of or guilty plea to a criminal act, potentially punishable by imprisonment of one (1) year or more.

                Notwithstanding anything herein to the contrary, for purposes of subsection (2) of this section 2.A., Good Cause shall be deemed to exist only upon thirty (30) days, prior written notice from the Employer of the occurrence of such events and the Employee's failure to cure the same to the satisfaction of the Board of Directors within the thirty (30) day period. Notwithstanding the


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foregoing, no such prior notice shall be required to be given where to do so would be impractical, such as where the action giving rise to Good Cause is not reasonably capable of being cured.

                B. Disability. For purposes of this Agreement, "Disability" shall be defined as Employee's inability to perform the duties he is required to perform under the terms of this Agreement by reason of illness or incapacity, as determined by the Board of Directors of the Employer in its sole and absolute discretion; provided that Employee shall be considered disabled for purposes hereof as of the onset of the illness or incapacity if he is reasonably anticipated, as of such date of onset, to be unable, by reason of such illness or incapacity, to perform full-time services for a period in excess of thirty (30) consecutive days.

                3.     EMPLOYMENT AND DUTIES.

                       The Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth. Employee agrees to devote his best efforts and full business time to rendering services as Senior Vice President, Marketing and Sales, of the Employer or in such other positions as he may hold with the Employer.
Employee agrees that he will not engage in any other gainful occupation during the term of this Agreement without


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the prior written consent of the Employer.  Nothing contained herein shall be construed, however, to prevent Employee from trading, for his own account and benefit, in stocks, bonds, securities, real estate, commodities or other forms of investments. The Employee shall perform assigned work in a competent, professional and timely manner. Employee, in the discharge of his responsibilities, will at all times act in good faith. In addition, Employee agrees to comply with the Employer's policies, rules and regulations, as determined from time to time by the Board of Directors of the Employer.

                4.     TERM.

                       The initial term of this Agreement shall begin on the Effective Date hereof and shall continue for a period of two (2) years thereafter ("Initial Term"), or until terminated as provided herein (including as set forth in Section 11 hereof). This Agreement shall be subject to automatic renewal for successive one (1) year periods, subject to the terms and conditions set forth in this Agreement, unless either party notifies the other in writing at least thirty (30) days prior to termination of the then current term of the party's desire to terminate this Agreement. The Initial Term and each renewal of this Agreement shall be collectively referred to as the "Term."

                5.     COMPENSATION.



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                A.     In consideration of and for the services rendered by
the Employee under this Agreement, the Employer shall pay the Employee a base salary of One Hundred Fifty Thousand Dollars ($150,000.00) per annum, as well as such additional salary and bonuses as may be determined in accordance with the policies for determination of salary and bonuses established by the Employer's Board of Directors from time to time.

                B. The Employee is eligible for Employer's executive bonus program. Under this program the Employee will be eligible for a bonus payable January, 1996. The Employee's target will be fifty percent (50%) of his base salary, adjusted for the period of time he is employed in 1995. The bonus consists of two factors, the Company's performance against its plan and Employee's performance against his plan. Employee and his supervisor will negotiate a plan each year that will be subject to periodic adjustments, depending on events. Employee will be eligible for 100% of his bonus if both the Company and Employee achieve 90% of each plan. The bonus will be adjusted proportionately if the performance of either the Company or the Employee is below 90% or above 110%. However, the Company reserves the right to pay no bonus if performance under either plan falls below 50%.

                6.     FRINGE BENEFITS.


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                       During the Term of this Agreement, the Employee shall
be entitled to all fringe benefits offered generally to the Employer's employees, as determined by the Board of Directors from time to time, subject to the rules and regulations in effect regarding participation in such benefit plans.

                       The Employee shall be eligible to participate in any equity sharing plan established by Employer. Although the Employer does not have such plan in effect at this time, it is the intent of the Employer to establish an equity sharing plan for the benefit of the employees as soon as possible.

                7.     BUSINESS EXPENSES.

                       The Employee is authorized to incur reasonable expenses in connection with the business of the Employer, including dues and subscriptions for professional organizations and periodicals, travel and entertainment expenses. Any such expenses shall be subject to any requirements or limitations imposed by the Board of Directors of the Employer.

                       The Employer will reimburse Employee for the expenses incurred pursuant to this Section 7, unless such expenses have been paid directly by the Employer, upon presentation by the Employee of an itemized account of such expenditures in a manner prescribed and authorized by the Employer.

                8.     VACATION.



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                       The Employee shall be entitled to twenty five (25)
working days per calendar year paid vacation, to be taken at such times as determined by the Employee and approved by the Board of Directors of the Employer; provided that if the Employee fails to fully take such vacation in any calendar year, any unused vacation time may be carried forward for a period of one year.

                       Upon termination of the Employee's employment, Employee shall be paid for any accrued but unused vacation time except in the event that Employee terminates his employment with Employer or fails to renew this Agreement or the Employer terminates the employment of the Employee due to circumstances or for reasons constituting Good Cause. For purposes of this
Section 8, Good Cause shall be deemed to exist only if the Board of Directors reasonably determines that any of the events listed in Section 2.A. above have occurred. Attendance at seminars approved in advance by the Board of Directors shall not be chargeable against the vacation time provided for hereinabove.

                       9.     DISABILITY.

                       If the Employee is unable to perform his services by reason of Disability, as defined in Section 2.B. hereof, he shall be entitled to receive salary continuation payments (but only for so long as he shall remain so disabled) as follows:


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                       (a)    During the first ninety (90) days of Disability,
the Employee shall receive an amount equal to One Hundred Percent (100%) of the base salary to which he would have otherwise been entitled as hereinabove provided in Section 5, reduced by any insurance benefits received by the Employee from disability insurance purchased by the Employer. After ninety days of Disability, the Employee shall receive an amount equal to sixty-six and two-thirds percent (66 2/3%) of the base salary to which he would otherwise have been entitled as hereinabove provided in Section 5 for a period that shall terminate upon the first to occur of the following events:

                        1.     Employee no longer being disabled;

                        2.     Employee obtaining full-time employment;

                        3.     Employee obtaining age sixty-five (65)

but, in  no event shall such period exceed two (2) years from the date of
Disability.   Any benefits payable hereunder shall be reduced by any insurance benefits received by the Employee from disability insurance purchased by the Employer.

                If the Employee is unable to perform the services required hereunder by reason of Disability for a period exceeding ninety (90) continuous days, this Agreement may be terminated at the end of such ninety
(90) day period in the sole and absolute discretion of the Board of Directors without further liability on the part of either of the parties hereto;


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provided, however, that for purposes of this Section 9, the restrictions set forth in Section 12 hereinbelow shall remain in full force and effect.

                10.    TERMINATION.

                       (a) Notwithstanding any provision of this Agreement to the contrary, this Agreement may be terminated by the Employer (acting through its Board of Directors) effective immediately for Good Cause, as defined herein.

                       (b) Upon the termination of this Agreement for Good Cause or otherwise, the Employee shall return all records, files, documents and other written materials of the Employer and shall have no further involvement in or access to the Employer's customer files, records or affairs. He shall thereafter have no further professional duties to perform for the Employer or any of its customers. Employee shall thereupon immediately remove himself and his personal effects from the Employer's premises.

                       (c) If Employee's employment is terminated as provided for herein, Employee shall not be entitled to any sums other than those expressly provided for hereunder or under the terms of any employee benefit plan or other agreement to which Employee is a party or participant.

                       (d) In the event that the Employer terminates the employment of Employee during the Term of this Agreement other than for Good Cause, the Employer shall immediately pay to the Employee upon termination: A lump sum

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severance compensation payment equal to the amount of salary to which the
Employee would have been entitled for the greater of (i) the period of time remaining in the Term at the time of the Employee's termination, or (ii) one
(1) year. In addition, upon termination as provided in this Section 10, the Employee shall be entitled to a continuation of those fringe benefits provided by the Employer hereunder at the then current levels for the greater of (i) the period of time remaining in the Term at the time of the Employee's termination, or (ii) one (1) year. Notwithstanding the foregoing, the Employee's entitlement to such fringe benefits shall cease at such time that the Employee begins full-time employment elsewhere.

                11.    RESTRICTIVE COVENANT.

                       (a) Covenant Not to Compete. During the Term of this Agreement, and for a period of two (2) years after termination of employment (with or without cause), Employee will not, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of one percent (1%) or less in the stock of a publicly traded company):

                       (i) participate in any way in hiring or otherwise engaging, or assist any other person or entity in hiring or otherwise engaging, on a

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temporary, part-time or permanent basis, any individual who was employed by the Employer during the one (1) year period immediately prior to the termination of the Employee's employment; or

                       (ii) assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Employer or transaction involving the Employer; or

                       (iii) sell, offer to sell, provide communication or telephone services, assist any other person in selling or providing communication or telephone services, or solicit or otherwise compete for, either directly or indirectly, any orders, contracts, or accounts for services of a kind or nature like or substantially similar to the services performed or products sold, by the Employer (the preceding hereinafter referred to as "Services"), to or from any person or entity from whom Employee or the Employer provided telephone or communication services, sold, offered to sell or solicited orders, contracts or accounts for Services during the one (1) year period immediately prior to the termination of the Employee's employment; or

                       (iv) divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever, except such disclosures to the Employer or its agents and employees as may be necessary in the performance of the Employee's duties for the Employer, any information concerning any matters


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affecting or relating to the business of the Employer, including without limiting the generality of the foregoing, products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, plans for research or new products; any of its customers or clients, past, present or prospective; past, present or future research done by the Employee respecting the business or operations of the Employer or customers or clients or potential customers or clients of the Employer; the Employee's work performed for any customer or client of the Employer; any method and/or procedure developed by or on behalf of the Employer relating or pertaining to projects or other work of the Employer or contemplated by the Employer to be developed; the prices it obtains or has obtained from the sale of its services or the method of setting prices; purchasing history and sources of supply; earnings or any other information concerning the business of the Employer, its manner of operation, its plans, processes, or other data without regard to whether all of the foregoing matters will be deemed confidential, material, or important, the parties hereto stipulating that as between them, the same are important, material, and confidential and gravely affect the effective successful conduct of the business of the Employer and the Employer's good will, and that any breach of the terms of this paragraph shall be a material breach of this Agreement. The restrictions contained in this paragraph apply to all confidential information regarding the

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Employer's business regardless of the source who provided or compiled such information and regardless of the person or entity who prepared any documents containing such information, provided that the information was obtained during the Employee's period of employment with the Employer. Further, upon leaving the employ of the Employer for any reason whatsoever, the Employee shall not, without the prior written consent of the Employer, take with him, or make or retain any copies of, any drawings, reproductions, data, reports, pricing information, programs, tapes, card decks, listings and/or any other written, printed, graphic or recorded information relating or pertaining to the Employer. Unless otherwise agreed upon, all such property shall be the sole and exclusive property of the Employer and the Employee shall have no interest therein. Notwithstanding anything to the contrary contained herein, the terms of this subparagraph (iv) shall not be limited to the two (2) year restriction set forth above and the Employer's confidential information protected pursuant to this paragraph (iv) shall not include any information which is known, or available to, the general public or generally to those people working within the personal communication services or cellular telephone industry or any other industry with which the Employee is restricted from dealing pursuant to the terms of this Agreement.


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                       (b)    Remedies.  In the event of a breach or a
threatened breach by the Employee of any provision of these restrictions, the Employee recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Employer, and further recognizes that in such event monetary damages may be inadequate to fully protect Employer. Accordingly, in the event of a breach or threatened breach of this Agreement, Employee consents to the Employer's entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing Employer's rights hereunder and preventing Employee from further breaching any of his obligations set forth herein. Employee expressly waives any requirement, based on any statute, rule of procedure, or other source, that Employer post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to the Employer at law or in equity for such breach or threatened breach, including the recovery of damages from the Employee. Employee expressly acknowledges and agrees that: (i) the restrictions set forth in this Section
11 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded Employer in this Section 11 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in this Section 11 will not be materially adverse to the Employee's ability to

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obtain gainful employment comparable to the Employee's employment with the
Employer, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

                       (c) Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

                12.    EMPLOYEE COVENANT.

                       Employee shall not during the Term of this Agreement or at any time thereafter divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage the Employer and its business reputation.

                13.    INSURANCE.

                       The Employer may purchase life insurance and/or disability insurance on the Employee to protect its interests hereunder. All policies so purchased shall name the Employer as beneficiary. The Employee shall cooperate with the Employer in obtaining such insurance, including, but not limited to, by completing such applications and documents as are required by the insurers and submitting to physical examinations, if necessary.

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                14.    ENFORCEMENT OF PROVISIONS.

                       The failure of the Employer or the Employee at any time to enforce any of the provisions of this Agreement, or any right with respect thereto, will in no way be construed to be a waiver of such provisions or rights or in any way to affect the validity of this Agreement. The exercise by either party hereto of any rights under the terms or covenants herein shall not preclude or prejudice the exercising thereafter of the same or any other rights under this Agreement.

                15.    RECORDS.

                       All records pertaining to customers of the Employer, including but not limited to work papers, receipts, financial reports and statements, applications, statements, records of fees, billings and payment of fees and all personnel records pertaining to compensation and expenses of the Employee within the scope of his employment shall at all times be the property of the Employer.

                16.    NOTICES.

                       All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to any individual party or to an executive officer of a corporate party or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and



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addressed as follows, unless and until any of such parties notifies the others in accordance with this Section 16 of a change of address:

                If to Employer:      Janis A. Riker
                                     DCR Communications, Inc.
                                     2715 M Street, N. W.
                                     Washington, D. C. 20007



                With a copy to:      Ronald S. Schimel, Esquire
                                     Levan, Schimel, Belman & Abramson, P.A.
                                     Woodmere I, Suite 400
                                     9881 Broken Land Parkway
                                     Columbia, Maryland 21046-1153


        If to Employee:
                                     -------------------------------
                                     -------------------------------
                                     -------------------------------

                17.    INVALID PROVISION.

                       The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted.

                18.    INTERPRETATION.

                       This Agreement shall be interpreted in accordance with the laws of the State of Maryland, exclusive of its conflicts of law provisions.

                19.    MODIFICATION.



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                       This Agreement may be changed, modified or amended only
by an agreement in writing signed by the parties.

                20.    HEADINGS.

                       The section headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                21.    ASSIGNMENT.

                       The rights and obligations of the Employer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer. This Agreement being for the personal services of the Employee, shall not be assignable nor delegable by him.

                22.    COUNTERPARTS.

                       This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same document.

                23.    ARBITRATION.

                       Any question or controversy arising under this Agreement shall be settled by arbitration, except any action seeking equitable relief initiated by the employer pursuant to Section 11 above, under the then existing rules of the American Arbitration Association, and the decision of the arbitrator shall be


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final and binding upon the parties (including an award of costs of the arbitration which shall be paid by the non-prevailing party, as determined by the arbitrator). The arbitration shall be conducted by a single arbitrator in Howard County, Maryland.




                24.    COSTS OF BREACH

                       The parties agree that the non-breaching party shall be entitled to all attorneys' fees, court costs and other expenses incurred by the non-breaching party as a result of any breach by the Employer or the Employee of any covenant, agreement, term, condition or obligation contained in this Agreement.

                25.    WITHHOLDING FUNDS; RIGHT TO OFFSET AND APPLY PAYMENTS.

                       In the event that Employee shall owe an obligation of any type whatsoever to the Employer at any time during the Term or after termination hereof, and shall not have paid such obligation as and when the same became due and payable, Employee hereby expressly authorizes Employer to withhold or deduct an amount equal to said obligation from any wages due to the Employee from the Employer. For purposes of this provision, wages shall mean any remuneration, compensation, bonus, commission, and/or fringe benefit provided

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in return for services provided by the Employee.  In addition, notwithstanding the terms of any other agreement or obligation between Employer and Employee, any amounts due under any agreement or obligation to the Employee, including under the terms set forth herein, including wages shall first be applied and offset against any money owed by the Employee to the Employer.

                26.    SURVIVAL.

                       Except as otherwise expressly set forth herein, the provisions of Sections 9, 10, 11, 12, 23, 24 and 25 of this Agreement shall survive the termination of this Agreement for any reason.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.


WITNESSS/ATTEST:                     DCR COMMUNICATIONS, INC.



SHIRLEY E. DAVE                      By: JANIS O. RIKER
----------------------------            -------------------------(SEAL)
                                         President

WITNESS:

     [sig]
----------------------------            -------------------------(SEAL)



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